Exhibit 10.3

Free English Translation

SERVICE AGREEMENT

SUMMARY TABLE

1. IDENTIFICATION OF THE PARTIES

a) PICPAY BANK – BANCO MULTIPLO S.A., registered with the CNPJ under number 09.516.419/0001-75, located at Rua Manuel Bandeira, No. 291 – Cond. Atlas Office Park – Bloco B, 3º Andar, Vila Leopoldina, CEP: 05.317-020, São Paulo/SP, hereinafter referred to as “CONTRACTOR”.

Email: luiz.gava@picpay.com | Agreement Manager: Luiz Gava

b) BANCO ORIGINAL S.A., registered with the CNPJ under number 92.894.922/0001-08, with headquarters in São Paulo/SP, at Rua Porto União, No. 295, Brooklin Paulista, CEP 04.568-020, herein represented by its legal representatives, hereinafter referred to as the “PRINCIPAL”.

Email: thiago.simao@original.com.br | Agreement Manager: Thiago Simão

2. PURPOSE (brief description)

The purpose of this agreement is to provide debt collection and recovery services by the CONTRACTOR for the collection of amounts owed to the PRINCIPAL for any debts of its defaulting clients, whose credits have not been recovered directly from the PRINCIPAL (“Services”).

3. VALIDITY AND TERMINATION

3.1 This Agreement shall be valid for twenty-four (24) months, with retroactive effect from 01/01/2023, being automatically renewed for additional periods of twelve (12) months, unless either Party terminates the agreement thirty (30) days in advance.

3.2 Furthermore, this Agreement may be terminated by either Party upon prior and express notice at least thirty (30) days in advance, unless the termination may cause some financial impact to the PRINCIPAL , in which case the CONTRACTOR may only terminate the Agreement if it reimburses the PRINCIPAL for expenses incurred and/or that may be incurred.

4. AMOUNTS

4.1 For the provision of services, the CONTRACTOR will receive from the PRINCIPAL a commission percentage on the amounts of credits effectively recovered, respecting the percentage per delay range, as determined below:

Delay Range	Commission percentage on the recovered amount
[up to 30]	0.3%
[031-060]	0.6%
[061-090]	4.8%
[091-120]	5.2%
[121-150]	5.4%
[151-180]	5.4%
[181-210]	6.4%
[211-240]	6.4%
[241-270]	6.4%
[271-300]	6.4%
[300-330]	6.4%
[331-360]	6.4%
[M 360 + W.O]	10.9%

4.2. For the purpose of calculating the commission rate, the client’s longest delay will be considered, whether at the time of renegotiation or the client’s actual payment.

4.3 Payments will be made in accordance with the procedures described in the “Amount and Payment” clause of the General Terms and Conditions of Service.

5. PAYMENT DATES AND DEADLINES

5.1 The calculation of the amounts to be paid for the monthly credit recovery service, and the generation of the invoice, will take place within 10 days after the end of each month, and payment must be made within 20 days after the tax invoice is generated.

6. PENALTIES

6.1. In case of total or partial non-compliance with the provisions of this Agreement, except for payment obligations, the Party notified of the default will be in default after five (5) days from this notification and will be obliged to pay a non-compensatory penalty of five percent (5%) on the value of the Agreement.

6.2. For the purposes of applying the penalties stipulated in this agreement, the parties assign to the agreement the value of the last tax invoice, multiplied by the agreement term.

7. AGREEMENT EXECUTION DATES

January 18, 2024.

GENERAL TERMS AND CONDITIONS FOR THE PROVISION OF SERVICES

1. DETAILED DESCRIPTION OF THE PURPOSE

1.1 The following points are included in the provision of services:

i. Human contact with the debtor client (inbound and outbound)

ii. Management and monitoring of securities whose payments are being made by the respective clients;

iii. Possibility of renegotiating overdue contracts and defaulted loans, including the generation of agreements for debt renegotiation;

iv. providing information to Clients regarding the renegotiation and payment of their debts;

v. generation of electronic payment slips by Clients, so that they can settle their obligations with the PRINCIPAL, making payments directly at any bank or by credit or debit card or Alternative Currencies, if available;

vi. Sending emails, SMS, and WhatsApp messages to the responsible party/decision-maker seeking feedback for negotiation;

vii. Attempting to locate the debtor client with the internal team and third-party partners;

viii. Debt negotiation with parameters pre-approved by the PRINCIPAL through human or virtual contact.

IX. Legal action for cases previously agreed upon between the Principal and the contractor.

1.2 The PRINCIPAL, at its sole discretion and without any obligation to maintain exclusivity, shall forward to the CONTRACTOR all the documentation and/or information necessary for the respective debt to be determined and collected directly from the debtor, plus the respective legal/contractual charges.

1.2.1 The documents mentioned in item 1.2 may be sent to the Contractor in physical or digital form, at the sole discretion of the PRINCIPAL, observing the provisions of this Agreement.

1.3 The Contractor shall begin administrative collection immediately upon receipt of the documentation and/or information provided by the PRINCIPAL, and must observe the collection deadlines and procedures stipulated by the PRINCIPAL through instructions sent to the Contractor for this purpose.

1.4 After the portfolio and documentation have been sent, as provided for above, the Contractor will contact the respective Clients and encourage them to pay or renegotiate and settle their debts through telephone contact, emails and SMS messages. After being informed, the Client may choose to accept the offer and renegotiation agreements, at which point the Contractor will generate the payment slip for payment of their debt. After such payment, the receivables will be deposited into a bank account held by the Contractor, who will then transfer them to the PRINCIPAL, as stipulated herein.

1.5 The PRINCIPAL shall be responsible for agreeing with its Clients on the interest rate for late payment and/or penalty to be applied to the collection of overdue invoices. The Contractor is prohibited from offering clients the renegotiation of interest rates, payment plans or penalties without the prior approval of the PRINCIPAL.

1.6 The CONTRACTOR assures, warrants and undertakes to only provide to the Clients previously listed by the PRINCIPAL the conditions for the formalization of the agreements, in strict compliance with the guidelines sent by the PRINCIPAL.

1.7 If discrepancies are detected between the conditions reported by the PRINCIPAL and those made available by the CONTRACTOR on the Platform, the Contractor will be fully responsible for repairing all damages caused, whether to the PRINCIPAL or to third parties harmed as a result of such discrepancies.

1.8 The PRINCIPAL may request the suspension of administrative charges or the return, at any time, of the documentation and/or information sent to the CONTRACTOR for collection purposes, without needing to state the reasons, in which case the CONTRACTOR will not be entitled to any remuneration.

1.9 The procedures to be adopted for carrying out the administrative collection to be executed by the Contractor must strictly observe the available legal means and resources, as well as the rules permitted by law, preserving, in particular, the confidentiality of information and observing the rules of the Consumer Protection Code, with any discriminatory or vexatious practice being expressly prohibited.

2. OBLIGATIONS OF THE PARTIES

2.1 The Contractor undertakes and agrees to:

a) have qualified professionals and sufficient structure and materials for the perfect execution of the Services, according to the guidelines and parameters provided by the PRINCIPAL;

b) perform the Services to the highest standard, strictly in accordance with the applicable legal conditions, specifications and standards, being solely responsible to the PRINCIPAL for any and all defects and/or illegal acts in the Service provided by its employees and/or personnel assigned by the Contractor for the execution of the services contracted herein, occurring at any stage of the contracting process;

c) provide the service with quality, punctuality, safety and to fulfill everything in the manner agreed upon during the negotiation;

d) assist the PRINCIPAL in resolving doubts regarding the services and method of execution;

e) submit reports and/or measurement bulletins to prove the progress, execution and/or completion of the services, as well as to inform in advance of any event that may impact the delivery of the Services;

f) promptly collect/pay all taxes and contributions applicable to its activities, in accordance with the legislation in force at the time of collection, whether federal, state or municipal, except when the relevant tax legislation stipulates that the PRINCIPAL will be responsible for withholding and collecting them.

g) properly comply with all provisions and clauses set forth in this Agreement.

2.2 The Contractor represents:

a) to have full technical, operational and economic capacity to provide the Services, according to the Principal’s needs, without the need to carry out, for the purposes of the sole paragraph of article 473 of the Civil Code, special mobilization or additional investment; and

b) that it is in accordance with and complies with all legal requirements regarding proper registration with the National Corporate Taxpayers Register (CNPJ), registration with the Commercial Registry, and share capital compatible with legal parameters.

2.3 The PRINCIPAL undertakes and agrees to:

a) make timely payments due to the Contractor, provided that all payment procedures described in this Agreement are followed;

b) if necessary, provide the Contractor with access to the PRINCIPAL’s premises;

c) properly comply with all provisions and clauses set forth in this Agreement.

3. AMOUNT AND PAYMENT

3.1 The service amounts, indicated in item 4 of the Summary Table, include all costs and expenses incurred by the CONTRACTOR in providing the services, unless expressly stipulated otherwise in this Agreement. This includes, by way of example and without limitation, the supply of materials, labor, transportation of personnel at the service location, copyrights and royalties, all costs arising from labor and social security charges relating to its employees and the employees of any subcontractors, administrative charges, taxes, depreciation of equipment, materials for use and consumption in ancillary activities, interest, insurance, profits and risks, labor and equipment downtime.

3.2 Payment will be made by credit to a current account indicated by the Contractor, provided that the account is in the Contractor’s name.

3.3 The PRINCIPAL may suspend payments to the CONTRACTOR, regardless of the amounts, whenever:

a) if there is an interruption of services; or repeated poor service provision; or if services are provided in a manner inconsistent with the technical specifications defined by the PRINCIPAL and/or with quality inferior to that practiced in the market; and/or

3.4 The Contractor shall be solely and exclusively responsible for the payment of all taxes, fees, and any other federal, state, and municipal contributions arising from the execution of the services covered by this instrument. If the PRINCIPAL is a withholding agent, it shall deduct and collect, at the time of payment, the taxes and contributions that it is required to pay under current legislation.

3.5 The Contractor is prohibited from issuing, drawing, discounting, assigning, pledging as collateral, securitizing, transferring to third parties in any way, or protesting any credit instruments based on this Agreement.

4. VALIDITY AND TERMINATION

4.1 The effective date will be as indicated in item 3 of the Summary Table.

4.2 This Agreement may be terminated by either Party, without penalty, by simply giving written notice to the other Party, observing the minimum notice period indicated in item 3 of the Summary Table.

4.3 In the event of termination of this Agreement, any outstanding obligations must be fulfilled, even if the fulfillment period exceeds the termination period, and the outstanding obligation must be completed for the Contractor’s performance/delivery obligations to cease.

5. TERMINATION

5.1 This Agreement may be terminated by simply giving prior notice to the other Party, in the following cases:

a) total or partial non-compliance with the provisions of this instrument, if the non-compliance is not remedied within five (5) days from the date of notification by the other Party;

b) a request for extrajudicial or judicial reorganization, or in the event of declared bankruptcy, by either Party; and

c) failure to comply with any conditions established in the confidentiality clauses, data processing and anti-corruption clauses.

5.2 In the event of termination, rescission, cancellation or conclusion of this Agreement, the Parties agree that the confidentiality and data protection obligations shall remain in effect for a minimum period of five (5) years from the date of termination of the Agreement.

5.3 In the event of termination of this Agreement, any outstanding obligations must be fulfilled, even if the fulfillment period exceeds the termination period, and the outstanding obligation must be completed for the Contractor’s performance/delivery obligations to cease.

6. FINES

6.1 In the event of total or partial non-compliance with the provisions of this Agreement, the Parties shall be subject to the following penalties:

a) For delays in the delivery of services, the Contractor will incur a daily penalty of zero point five percent (0.5%) calculated on the value of the services overdue and/or delivered late, from the date the delay is detected until the day the services are completed, and the Parties agree that this penalty will not exceed twenty percent (20%) of the total price of the services, however, it may be cumulative with other penalties stipulated in the Agreement;

b) Failure to comply with other obligations, such as breach of confidentiality, obligations to combat corruption, intellectual property, absence of employment relationship, data protection, the Contractor will incur a non-compensatory fine of twenty percent (20%) on the value of the Agreement, without prejudice to other penalties, the right to terminate the Agreement and any losses and damages.

6.1.1 Contractual penalties will be collected by operation of law, in an executive manner, this agreement constituting a perfect enforceable instrument for this purpose, without prejudice to: (a) contractual termination due to breach of agreement clause, (b) withholding of payment, and (c) compensation for direct losses and damages ascertained.

6.2 In case of unjustified delay in payment, the PRINCIPAL will be subject to a penalty of two percent (2%) on the overdue amount plus interest of one percent (1%) per month pro rata die until the date of actual payment. For cases of late payment, the PRINCIPAL will be subject exclusively to the penalty indicated in this clause.

6.3 Any breaches of obligations, such as clarifications and/or delivery of documents, that do not cause damage to the other Party are excepted. In these cases, the Innocent Party will notify the Infringing Party, which will have a period of up to ten (10) days to remedy any breach, counting from the notification made by the other Party.

6.4 If a Service Level Agreement (SLA) is established for the fulfillment of services, the Parties agree to establish a tiered table with criticality and deadlines for service fulfillment, including a progressive penalty for each breach, which must be included with the SLA criteria, by means of an exhibit. If a tiered table is not prepared, in case of non-compliance with the SLA, the penalty indicated in subparagraph “a” will be applied plus the penalty indicated in subparagraph “b”, until effective compliance.

6.5 Should the Contractor incur any penalty stipulated in this Agreement and/or its exhibits, it hereby expressly authorizes that such amounts be automatically deducted from the amounts to be paid by the PRINCIPAL for the services.

7. ABSENCE OF EMPLOYMENT RELATIONSHIP

7.1 No type of relationship, especially employment, is established under this Agreement between the PRINCIPAL and the employees, agents, and other contractors of the Contractor for the provision of the services that are the subject of this Agreement, given that the Contractor is the sole employer and directly responsible for such persons, who are responsible for paying salaries, social security contributions, any benefits, and other legally due payments, fully complying with current labor and social security legislation.

7.2 In the event that the PRINCIPAL is subject to fines, labor claims, or any other administrative or judicial measure initiated or motivated by personnel assigned by the Contractor to perform the services contracted herein, the Contractor undertakes to promptly assume its status as employer and sole party responsible for said personnel, assisting the PRINCIPAL in its defense, providing all necessary documents, and assisting in the accurate verification of the facts.

7.3 Once the PRINCIPAL receives any notification as described above, the PRINCIPAL may retain any amounts not yet paid to the Contractor, without this resulting in any penalty, fine and/or obligation. Said amounts will be retained until the procedure that gave rise to them is terminated/becomes final and unappealable, or until the PRINCIPAL ceases to be a defendant pursuant to an irrevocable court order.

7.4 Any losses that the PRINCIPAL may suffer as a result of the aforementioned judicial and/or administrative measures, as provided for in the preceding paragraph, will be immediately reimbursed by the Contractor, including court costs, procedural expenses and attorney’s fees.

7.5 In addition to responsibility for employment contracts, the Contractor shall also be responsible (i) for any and all work-related accidents that occur in the performance of duties involving its employees, agents and contractors, bearing all labor and civil indemnities at any time, even after the termination of this contractual relationship, as well as any and all resulting legal charges; and (ii) for any damages or losses caused to the PRINCIPAL by its employees and/or personnel assigned by the Contractor to perform the services contracted herein.

8. COMBATING CORRUPTION AND PROMOTING ETHICAL AND MORAL CONDUCT

8.1 The Parties undertake to:

a) comply, at all times, with all applicable regulations, laws and legislation, including, but not limited to, Brazilian anti-corruption laws and decrees, Law No. 12.846, of August 1, 2013 and Decree No. 8.420 of March 18, 2015;

b) observe all such laws, as well as any other anti-bribery, anti-corruption or conflict of interest laws that may be applicable under this Agreement; and

c) not to engage in any irregular or illegal conduct, nor to take any action or perform any act that may directly or indirectly favor one another or any of the companies within their respective economic conglomerates, contrary to applicable laws in Brazil or abroad.

8.2 The Parties further warrant and agree that:

a) During the term of this agreement or in the performance of any related activity, they will not take/make any action, payment, offer, or promise, directly or indirectly, to any public official (whether municipal, state, or federal) that aims to induce that official to use their influence with the government and/or any agency, company, political party, autonomous entity, or public office for the purpose of obtaining improper business advantages for itself or the other Party;

b) they shall immediately report to each other any information that may indicate that there has been any type of action, payment, offer, or promise, directly or indirectly, to any public official with the objective described above, that is, the Party that becomes aware that any of its agents or employees have failed to comply with the premises and obligations agreed upon above shall spontaneously report the fact to the other Party, so that, together, they may develop and execute an action plan to (i) remove the employee or agent immediately; (ii) prevent such acts from recurring; and (iii) ensure that the Agreement can remain in force, safeguarding the right of the notified Party to terminate this instrument immediately even without the consent of the other Party;

c) they will inform each other of any political contributions as required by law;

d) no public official (whether municipal, state or federal) has any financial participation or interest in their respective businesses, and shall promptly inform the other Party in writing of any future participation or interest in this regard;

e) all information provided by the Parties under this Agreement is true and accurate;

f) they, their partners, directors, agents, attorneys, administrators, associates, employees, consultants or representatives have not been convicted, found guilty or indicted for any wrongdoing involving fraud, corruption or moral/ethical turpitude, and none of these persons have been listed by government agencies as excluded, suspended, allegedly suspended or excluded or otherwise ineligible for government procurement programs, or in any way mentioned in publicly reported acts involving them in the promotion or facilitation of illicit or obscure business dealings, or in the practice of acts that result in commercial and/or reputational discrediting of the other Party;

(g) they will properly complete any due diligence form, providing all the information requested therein;

h) they shall maintain their commercial books, records, and accounting and financial documents with sufficient detail and accuracy to clearly reflect the operations and resources that are the subject of this Agreement; and

h) to present documents and information that may assist the other Party in its defense, should either Party become involved in any situation related to corruption or bribery, as a result of an action taken by the other Party.

8.3 The Parties warrant that:

a) They do not use illegal labor and undertake not to use practices analogous to slave labor or child labor, except for legal exceptions, whether directly or indirectly, through their respective suppliers of products and services;

b) they do not employ minors under eighteen (18) years of age, including apprentices, in places that are detrimental to their education, physical, mental, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow school attendance, and also at night;

c) they do not use discriminatory practices that restrict access to or maintenance of employment, such as, but not limited to, grounds of: sex, origin, race, color, physical condition, religion, marital status, age, family situation, or pregnancy status;

(d) they undertake to protect and preserve the environment, as well as to prevent and eradicate practices harmful to the environment, performing their services in accordance with current legislation regarding the National Environmental Policy and Environmental Crimes, as well as legal, regulatory and administrative acts related to the environmental area and related matters, emanating from the federal, state and municipal spheres; and

(e) they do not engage in practices related to activities that involve criminal profiting from prostitution or the sexual exploitation of vulnerable individuals.

8.4 The Contractor declares to be aware of the Code of Ethics and Anti-Corruption Policy, available at https://www.original.com.br/governanca/, and (ii) the Policy for the Prevention of Money Laundering and the Financing of Terrorism, available at the link https://cdn.picpay.com/docs/picpay/portais/politica-pld-conglomerado-publico-externo.pdf, and undertakes to respect it, for itself and its employees.

8.5 The duties set forth in this clause extend to the shareholders, quotaholders, partners, directors, administrators, employees and service providers, including subcontractors and agents of each Party.

9. CONFIDENTIALITY

9.1 Confidentiality. Confidential information is all information transmitted by one party to the other party during the execution of this Agreement, by any means (verbal, written, on paper or electronic means, or otherwise), such as data, materials and documents, financial information, information about investments (and potential investments), budgets, business plans, marketing plans, projects, prototypes, reports, personnel matters, intellectual property rights, technology, products, processes, know-how, formulas, algorithms, trade secrets, and other copyrighted works (“Confidential Information”), even if not identified as Confidential Information.

9.1.1 During the term of this Agreement and for five (5) years from the end of its validity, each of the Parties undertakes and agrees to maintain confidentiality and not to disclose to any person (except its partners, administrators, employees and collaborators who need such information to fulfill the obligations assumed) any of the confidential information.

9.2 The confidentiality obligation stipulated in this item shall not apply:

a) with respect to information that is already public knowledge at the time of signing this Agreement;

b) with respect to Confidential Information which, although confidential on the date of signature of this Agreement, becomes public knowledge through no fault of either Party or any third party connected to them; and

(c) when there is a legal obligation to disclose, by virtue of law or court order, in which case the Confidential Information must be provided exclusively to those persons who, by virtue of such legal obligation or court order, must receive it, and the other Party must be previously informed, in writing, of such obligation.

9.3 The Parties are responsible for any unauthorized disclosure made by any of their employees, agents, contractors, subcontractors, representatives who have received any Confidential Information. The Party that fails to comply with the provisions of this clause shall be liable for any losses and damages caused by the breach of confidentiality it caused, without prejudice to the right to terminate this Agreement.

9.4 The Parties shall take the necessary measures to ensure compliance with confidentiality obligations. They shall also protect the information they receive and/or disclose with the same care and precautions adopted to preserve the confidentiality of their own confidential information.

9.5 The Parties acknowledge that Confidential Information provided to them by the other Party is the exclusive property of the party that provided it, and it is prohibited to maintain copies or dispose of it in any way, at any time, and for any purpose, except for performance of this Agreement.

9.6 The Contractor is prohibited from downloading and storing documents and/or information belonging to the PRINCIPAL. The Contractor must work on remote file servers (cloud), and if there is a need to download any material or create material outside the cloud, upon completion of the services the Contractor must upload it to the cloud and delete the material and/or project from any hardware that is not owned by the PRINCIPAL.

9.7 Upon termination, cancellation, or expiration of this Agreement, the Parties undertake to return and/or destroy all Confidential Information received or obtained, including any equipment and/or work material within ten (10) days, except for those which, by their nature, must be exclusively and mandatorily kept by the Parties as proof of compliance with their obligations, including to third parties, or those which are part of a backup carried out in the commercial activity of the Parties.

10. DATA PROCESSING

10.1 Data Protection. The Contractor (“Processor”) declares that it is aware and agrees that, by virtue of this Agreement and exclusively for its execution, it may process personal data (“Personal Data”) which, under applicable law, are controlled by the PRINCIPAL.

10.2 Obligations. Without prejudice to the other provisions of this Agreement, the Processor’s obligations are:

a) process Personal Data in strict accordance with the instructions of the PRINCIPAL (if the latter is the Controller) and/or in accordance with this Agreement, as well as with other applicable legal and regulatory provisions, especially regarding privacy and security (“Legislation”), such as, but not limited to, those set forth in Federal Decree No. 8.771/2016, Complementary Law No. 105/2001 and Law No. 13.709/2018 (“General Data Protection Law”);

b) process the data only during the term of validity and/or for the fulfillment of its obligations under this Agreement, retaining it for a longer period, provided that it is permitted by law;

c) inform the PRINCIPAL of the need to change the way Personal Data is processed in advance, so that the latter authorizes the change and provides the appropriate and necessary guidelines for adaptation;

d) ensure that appropriate technical protections, capable of maintaining the integrity, confidentiality, availability and non-repudiation of personal and sensitive personal data, are implemented;

e) not transfer and/or share with third parties the Personal Data processed by reason of this contractual relationship and/or the result of the processing thereof, except in the cases provided for in this Agreement;

f) not subcontract, in whole or in part, the processing of data, without prior and express authorization from the Privacy and Information Security areas of the PRINCIPAL and, if authorized, (i) require that subcontractors meet the same technical, organizational and security requirements imposed on the Processor; and (ii) be fully responsible for any failures or damages caused by subcontractors.

g) have a comprehensive program for the security, protection and governance of personal data, in compliance with the provisions of the Legislation, establishing appropriate technical and administrative controls to guarantee the confidentiality, integrity, availability and non-repudiation of the Personal Data being processed, in addition to guaranteeing compliance with the Legislation;

h) assist the PRINCIPAL in fulfilling the rights of data subjects as provided for in the Legislation, within a notice period of five (5) days before the end of the legal deadline for responding to the data subject or, within four (4) hours, when said response deadline must be immediate due to the Legislation;

i) in the event of an international data transfer expressly approved by the PRINCIPAL, not to process Personal Data in a location other than that approved by the PRINCIPAL’s Privacy and Information Security areas, as well as to follow the guidelines issued by the National Data Protection Authority and the appropriate and necessary measures for the transfer;

j) to collaborate with the PRINCIPAL, attending to its requests within the timeframe defined by the latter or stipulated in this Agreement, whichever is shorter, guaranteeing full compliance with the provisions of the Legislation.

10.3 Incident. In the event of any incident (e.g., loss, deletion, or unwanted or unauthorized disclosure) involving the processed data, the Processor must notify the PRINCIPAL within four (4) hours of becoming aware of the incident and, within forty-eight (48) hours, transmit to its data protection officer all information related to the event:

(i) the description and quantity of the data involved;

(ii) the data subjects affected by the event;

(iii) technical and security measures used for data protection, respecting commercial and industrial secrets;

(iv) the risks related to the incident;

(v) the reasons for the delay in communication, if it was not immediate;

(vi) the measures that have been or will be adopted to reverse or mitigate the effects of the damage.

10.3.1 If the PRINCIPAL is sued judicially or administratively for security incidents involving the processing of personal data by the Processor in connection with the performance of this agreement, the PRINCIPAL is guaranteed the right to join the proceedings and to bring a third-party claim in accordance with the Code of Civil Procedure. In case of rejection, the PRINCIPAL reserves the right to file a claim for reimbursement of all damages suffered.

10.4 Compliance with legal obligation. If the Processor is the recipient of any court order or official communication that determines the provision or disclosure of personal data, it must notify the PRINCIPAL, within a maximum period of four (4) hours, of the occurrence, allowing for the timely adoption of legal measures to prevent or mitigate the effects arising from the disclosure of personal data related to this request or objects thereof.

10.5 Audit. The PRINCIPAL and/or a specialized independent auditing company designated by it, at its sole discretion, may inspect and audit the Processor’s documents relating to data processing, provided that it is previously informed, expressly and in writing, forty-eight (48) hours in advance.

10.6 Penalties. In case of non-compliance with the obligations set forth in this clause, the Processor will incur a non-compensatory penalty of twenty percent (20%) on the value of the Agreement, without prejudice to the right to terminate the Agreement and any losses and damages.

10.7 Exhibits. Without prejudice to the foregoing, the provisions set out in the Information Security Requirements Exhibit and the Relevant Suppliers Exhibit shall apply to this Agreement.

10.8 Due to the entry into force of the General Data Protection Law, the establishment of the National Data Protection Authority, as well as its determinations, which may alter data processing activities in Brazil, the Parties undertake to execute an amendment to this instrument, adapting the performance of this Agreement to legal and infra-legal rules, in addition to the guidelines and determinations of public authorities, whenever necessary.

11. GENERAL PROVISIONS

11.1 Indemnification. The Contractor undertakes to indemnify, defend and hold harmless the PRINCIPAL, its advisors, partners and directors, in relation to any and all liabilities, obligations, losses and damages, damages, costs and expenses, including attorneys’ fees, fines, penalties, judgments and amounts paid as settlement, imposed on the PRINCIPAL, due to negligent or intentional actions of the Contractor; as well as due to any labor liabilities or fiscal, social security, tax, commercial, among other liabilities, that are the responsibility of the Contractor, respecting the conditions set forth in this Agreement.

11.1.1 If the PRINCIPAL bears the costs of the Contractor due to the provisions above or any other breach relating to the Agreement, the Contractor shall reimburse the PRINCIPAL within a maximum period of forty-eight (48) hours, under penalty of withholding payments up to the amount due by the Contractor.

11.1.2 In procedural, administrative, arbitral, judicial and extrajudicial proceedings that are solely against the Contractor, by virtue of this Agreement, the Contractor is required to notify the PRINCIPAL, which may enter the proceedings as a co-litigant assistant, at its sole discretion, pursuant to Article 124 of the Code of Civil Procedure.

11.1.3 The PRINCIPAL may bring a third-party claim against the CONTRACTOR when the latter, for any reason, was not a party to the proceedings, pursuant to articles 125 et seq. of the Code of Civil Procedure, in which case the CONTRACTOR shall assume full responsibility before the court for the damages caused and expenses incurred.

11.2 Intellectual Property. Any and all intellectual property developed as a result of this Agreement, whether patentable or not, and whether or not it directly involved labor, time, or knowledge of the parties, shall be the exclusive property of the PRINCIPAL, and the Contractor is prohibited from sharing and/or using it without authorization with third parties, whether or not they are competitors of the PRINCIPAL.

11.2.1 The Parties may not use the name, trademarks, logos and other distinctive signs of the other party, even by way of mere reference, in any medium and for any purpose, without prior express authorization and in writing from the trademark holder, under penalty of being compelled to compensate for losses and damages, determined in accordance with the law.

11.3 Taxation. The Parties shall bear the taxes due from them, in accordance with current legislation, undertaking to keep their tax obligations up to date and to safeguard the other Parties from any liability in this regard.

11.4 Independence of the Parties. It is expressly stipulated that no type of representative relationship, joint venture, employment relationship and/or subsidiary or joint liability, or employment relationship, is established between the Parties, including their employees and agents, under this Agreement. Neither Party, nor its employees, agents, representatives, shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other.

11.5 Audit. The Parties agree that the PRINCIPAL and/or a specialized independent auditing firm designated by it, at its sole discretion, may audit the Contractor’s documents relating to this Agreement, such audit to be carried out semi-annually or in a shorter period, as convenient for the PRINCIPAL, provided that the Contractor is previously informed expressly and in writing.

11.6 Assignment. The Parties may not assign, transfer or pledge, in whole or in part, this Agreement and/or the obligations and rights arising from this Agreement, except when expressly authorized in writing by the other Party. Total or partial assignment of this Agreement to related companies of the PRINCIPAL is permitted.

11.7 Succession. The Parties bind themselves, their heirs or successors to the faithful performance of this Agreement.

11.8 Communications. All communication between the Parties shall be in writing and by means of mail or email, as indicated in the Summary Table, with proof of delivery.

11.9 Novation or Waiver. Any omission or tolerance by either Party in demanding the faithful fulfillment of the terms and conditions of this Agreement shall not constitute novation, forgiveness or waiver, nor shall it affect the Party’s right to demand its fulfillment at any time.

11.10 Nullity. Any invalidity, nullity or unenforceability of any contractual provision shall not affect the other provisions of this Agreement, which shall remain valid and enforceable, and the clause declared null or unenforceable shall be replaced by another that leads the Parties to the same desired economic and legal result.

11.11 Prior Negotiations. This Agreement supersedes any and all agreements and/or negotiations, whether verbal or written, previously entered into between the Parties relating to the subject matter of this Agreement, except for any Confidentiality Agreement, which shall be interpreted in a manner complementary to this Agreement.

11.12 Digital Signatures. The parties acknowledge that contracting through electronic, digital, and computer means is valid and fully effective, even if established with a digital signature (in electronic and/or biometric format) outside the ICP-Brasil standards, as provided for in Article 10, §2, of Provisional Measure No. 2.200-2/2001.

12. JURISDICTION

12.1 The parties hereby elect the courts of the city of São Paulo, State of São Paulo, to settle any disputes relating to this instrument.

São Paulo, January 18, 2024.

/s/ Francisco José Pereira Terra	/s/ Fernando Abe Ohara
Francisco José Pereira Terra	Fernando Abe Ohara

PICPAY BANK – BANCO MULTIPLO S.A.

/s/ Anderson Andrade Chamon do Carmo	/s/ Eduardo Chedid Simões
Anderson Andrade Chamon do Carmo	Eduardo Chedid Simões

BANCO ORIGINAL S.A.

Witnesses:

1.	/s/ Luiz Gustavo Pereira Gava	2.	/s/ Thiago Stainoff Simão
	Luiz Gustavo Pereira Gava		Thiago Stainoff Simão